EXHIBIT 99.1


Cendant and American Bankers Reach Agreement on $67 Per Share Merger Transaction

STAMFORD, Conn. and MIAMI--(BUSINESS WIRE)--March 23, 1998--Cendant Corp. and American Bankers Insurance Group Inc. announced they have signed a definitive merger agreement under which Cendant will acquired American Bankers for cash and stock valued at $67 per share, for an aggregate consideration of approximately $3.1 billion.

Walter A. Forbes, chairman, and Henry R. Silverman, president and chief executive officer of Cendant, stated: "We are pleased to have reached this agreement with American Bankers. We are very enthusiastic about the potential of our combination and look forward to taking advantage of the many opportunities it will create to generate additional value for our shareholders. We are confident that this transaction will provide many creative new outlets for Cendant and American Bankers, will open new horizons for the careers of American Bankers' employees and will be beneficial to the South Florida community."

"We note that AIG too has served its shareholders very well and look forward to doing business with AIG in the future."

R. Kirk Landon, chairman of the Board of American Bankers, said: "The agreement with Cendant provides our shareholders with exceptional value. Our board has acted throughout this process in the best interest of our shareholders, employees, policyholders and our local communities. We believe everyone is very pleased with the outcome."

Cendant will purchase 23.5 million shares of American Bankers at $67 per share through its pending cash tender offer, to be followed by a merger in which Cendant will deliver Cendant shares with a value of $67 for each remaining share of American Bankers common stock outstanding.

In the merger, each share of $3.125 Series B Convertible Preferred stock of ABI shall be converted into, and become exchangeable for, one share of Series A Preferred stock of Cendant with terms substantially similar to the terms of the ABI Preferred Stock and shall be convertible into Cendant's common stock.

Cendant already received anti-trust clearance to acquire American Bankers. The tender offer is subject to the receipt of tenders representing at least 51 percent of the common shares of American Bankers as well as customary closing conditions, including regulatory approvals. American Bankers will schedule shareholder meetings to vote on the merger with Cendant as soon as practicable. The transaction is expected to be completed in the latter part of the second quarter.




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Pursuant to a separate  agreement among Cendant,  American  Bankers and AIG, AIG has received a termination fee of $100 million from American Bankers, plus $5 million of merger-related expenses received from Cendant, which will be followed by an additional $5 million at the closing of the transaction.

In addition, all lawsuits among the parties will be dropped, and AIG has agreed not to oppose Cendant's Form A applications in any venue.

American Bankers Insurance Group Inc. concentrates on marketing affordable, specialty insurance products and services through financial institutions, retailers and other entities offering consumer financing as a regular part of their business. ABI, through its insurance subsidiaries, operates in the United States, Canada, Latin America, the Caribbean and the United Kingdom.

Cendant is the world's premier provider of consumer and business services. With a market captialization in excess of $30 billion, it ranks among the 100 largest U.S. corproations. Cendant oeprates in three principal segments: Membership, Travel and Real Estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining, and other services through more than 66.5 million memberships worldwide. In Travel Services, Cendant is the leading frachisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's premier franchiser of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, Conn. and Parsippany, N.J., the company has more than 34,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.